Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Andersons, Inc. of our report dated February 21, 2019 relating to the consolidated financial statements of Lux JV Treasury Holding Company, S.à r.l., which appears in the Form 10-K of The Andersons, Inc for the fiscal year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
London, Canada
September 20, 2019